                                                                    Exhibit 99.1

                         INDEPENDENT ACCOUNTANTS' REPORT


To the Board of Directors and Stockholders of Factory Card and Party Outlet
Naperville, Illinois:


     We have reviewed the accompanying condensed consolidated balance sheet of Factory Card and Party Outlet Corporation and subsidiaries as of August 3, 2002, and the related condensed consolidated statements of income and cash flows for the three month and four month periods ended August 3, 2002, and the two month period ended April 6, 2002. These financial statements are the responsibility of the Factory Card & Party Outlet Corporation's management.

     We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our review, we are not aware of any material modifications that should be made to such condensed consolidated financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.



/s/ Deloitte & Touche LLP
Chicago, Illinois
September 16, 2002